UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2025

Aemetis, Inc.
Exact name of registrant as specified in its charter

Delaware	001-36475	26-1407544
State or other jurisdiction of incorporation	Commission File Number	IRS Employer Identification Number

20400 Stevens Creek Blvd., Suite 700
Cupertino, CA 95014
(408) 213-0940
Registrant's address and telephone number of principal executive office

N/A
Former name or former address, if changed since last report

Common Stock, par value $0.001	AMTX	NASDAQ Global Market
Title of class of registered securities	Trading Symbol	Name of exchange on which registered

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter)

☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01 Entry into a Material Definitive Agreement

On February 26, 2025, Aemetis Advanced Fuels Keyes, Inc. and Aemetis Facility Keyes, Inc., each a subsidiary of Aemetis, Inc., provided written notice to Third Eye Capital Corporation to exercise their right to extend the maturity date of certain outstanding notes pursuant to the provisions of the "Amendment No. 29 to Amended and Restated Note Purchase Agreement," entered effective as of July 31, 2024 ("Note Amendment").

The written notice extended the maturity date of the notes described in the Note Amendment by one year, from April 1, 2025, to April 1, 2026, including the "Acquisition Notes," "Existing Notes," "Revenue Participation Notes," "Revolving Notes," and "Revolving Notes (Series B)" in each case as described in the Note Amendment. The aggregate amount of principal and interest due under these notes that is subject to the maturity date extension is $136 million as of January 31, 2025.

The foregoing discussion of the maturity date extension is qualified by the full text of the Note Amendment, which was previously filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q filed August 5, 2024. The representations, warranties and covenants contained in the Note Amendment are only for purposes of such agreement and as of specific dates and are solely for the benefit of the parties to such agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Aemetis, Inc.

February 28, 2025	/s/ Eric A. McAfee
Eric A. McAfee
Chairman and Chief Executive Officer